Filed Pursuant to Rule 424(b)(3)

File Number 333-172865

Prospectus Supplement No. 14

(To prospectus dated June 10, 2011)

Augme Technologies, Inc.

3,462,215 Shares of Common Stock

$0.0001 par value

This Prospectus Supplement No. 14 supplements and amends the prospectus dated June 10, 2011 (the “Final Prospectus”).  This Prospectus Supplement No. 14 should be read in conjunction with the Final Prospectus and may not be utilized without the Final Prospectus.

Attached hereto is a Current Report on Form 8-K which Augme Technologies, Inc. filed with the Securities and Exchange Commission on November 15, 2011.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE FINAL PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 14 is November 15, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01        Other Events

On November 15, 2011, Augme Technologies, Inc. issued a press release regarding an update in the case titled Augme Technologies, Inc. v. Tacoda, Inc. (Case No. 07-7088-CM), currently pending in the Southern District of New York.  In that case, Augme asserts that AOL and Tacoda have infringed Augme’s patented targeted advertising technology, either literally or under the doctrine of equivalents.  On March 24, 2011, Tacoda moved for summary judgment on non-infringement.  The matter was fully briefed and, on November 14, 2011, Colleen McMahon, the District Judge in the case, issued an order granting in part and denying in part Defendant Tacoda’s motion for summary judgment.   The Court held that Augme could not prove literal infringement under that Court’s claim construction ruling previously issued.  However, the Court reserved judgment on the issue of whether Augme could prove infringement under the doctrine of equivalents.  The Court’s order invited further briefing from Augme to establish whether the Data Agent combined with Data Tag employed in Defendants’ advertising network operates in essentially the same manner as claimed within the patents-in-suit.  If the Court agrees with Augme’s position, the case will proceed to trial.  Given the unpredictable nature of the current proceedings, a favorable outcome on this issue can not be assured.  However, the matter remains pending as Augme prepares supplemental briefing on this issue.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Augme Technologies, Inc. dated November 15, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: November 15, 2011	By:	/s/ Paul R. Arena
Paul R. Arena Chief Executive Officer

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Exhibit 99.1

Contact:

For Augme Technologies, Inc.

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
Lippert/Heilshorn & Associates, Inc.	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Court Requests Further Briefing on Summary Judgment

NEW YORK, NY— 11/15/11 — Augme Technologies, Inc. (OTCBB: AUGT) (“Augme”) (“the Company”), a technology and services leader in interactive media marketing that offers the only patented and innovative end-to-end mobile marketing platform, today announced that a decision issued on November 14, 2011 by the Hon. Colleen McMahon, District Judge for the U.S. District Court for the Southern District of New York, granting in part and denying in part Defendants AOL’s and Tacoda’s motion for summary judgment of non-infringement.

Augme had asserted that AOL/Tacoda had infringed its patented targeted advertising technology on two distinct grounds. The Court held that Augme could not prevail on one of the asserted grounds under the Court’s claim construction ruling.  The Court withheld ruling on the other ground and requested that Augme provide further briefing to establish that the Data Agent combined with Data Tag employed in Defendants’ advertising network operates in essentially the same manner as claimed within the patents asserted by Augme.  If the Court agrees with Augme’s position, the case will proceed to trial.

About Augme Technologies, Inc.

Augme Technologies, Inc. (OTC.BB: AUGT - News) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Its platforms, including AD LIFE™, have provided measurable successes across an industry-leading 130,000+ campaigns for such clients as Macy’s, MillerCoors, Nestle, KFC, and Clear Channel. Augme’s offerings allow marketers, brands, and agencies the ability to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s platforms facilitate consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE™ solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business to consumer utilities including national mobile couponing solutions, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE™, Augme owns Hipcricket and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, Chicago, Tucson and London. For more information, visit www.augme.com .

Augme Technologies, Inc.™, Augme™, AD LIFE™, BOOMBOX®, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-11.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2011 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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